UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C
                                 (RULE 14c-101)

                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

X        Preliminary information statement
_        Confidential, for Use of the Commission Only (as permitted by
         Rule 14c-5(d)(2))
_        Definitive information statement

                          INFINITY CAPITAL GROUP, INC.
-------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



Payment of Filing Fee (Check the appropriate box):

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         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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_        Fee paid previously with preliminary materials.
_ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

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         (4) Date Filed:

                          INFINITY CAPITAL GROUP, INC.
                           80 BROAD STREET, 5TH FLOOR
                            NEW YORK, NEW YORK 10004
                                 (212) 962-4400

                              INFORMATION STATEMENT
                                 MARCH __, 2010


                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY

This information statement is being provided on behalf of the board of directors (the "Board") of Infinity Capital Group, Inc. (the "Company") to record holders of shares of our common stock ("Shareholders") as of the close of business on the record date of March ___, 2010. This information statement provides notice that the Board has recommended, and holders of a majority of the voting power of our outstanding common stock have voted, to approve the following items:

         PROPOSAL 1: Authorization to the Board to withdraw the Company's election to be treated as a business development company ("BDC") under the Investment Company Act of 1940, as amended (the "1940 Act").

         PROPOSAL 2: Authorization to reverse split the common stock on up to a ten for one basis, by which each ten shares shall become one share; and the appropriate Articles of Amendment to implement the reverse split. Fractional shares will be rounded up to the next whole share.

This information statement describes, in more detail, the actions being taken and the circumstances surrounding the Board's recommendation of the actions.

The actions for Proposal 1 will become effective as of the filing of the Form N-54C by the Company with the Securities and Exchange Commission (the "SEC"). The actions for Proposal 2 will become effective approximately sixty days following the date of the mailing and subject to FINRA approval.

The Company will bear the expenses relating to this information statement, including expenses in connection with preparing and mailing this information statement and all documents that now accompany or may in the future supplement it.

Only one information statement is being delivered to multiple shareholders sharing an address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a shareholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to the Company's principal executive offices stating your name, your shared address and the address to which the Company should direct the additional copy of the information statement or by calling the Company's principal executive offices. If multiple shareholders sharing an address have received one copy of this information statement and would prefer the Company mail each shareholder a separate copy of future mailings, you may send notification to or call the Company's principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to the Company's principal executive offices.

The information statement is being provided to you for informational purposes only. Your vote is not required to approve the actions described above. This information statement does not relate to an annual meeting or special meeting in lieu of an annual meeting. You are not being asked to send a proxy and you are requested not to send one. The approximate mailing date of this information statement is March ___, 2010.

We appreciate your continued interest in Infinity Capital Group, Inc.

Very truly yours,

/s/Gregory H. Laborde
Gregory H. Laborde, President, Chief Executive Officer and Chairman of the Board

                              INFORMATION STATEMENT

                          INFINITY CAPITAL GROUP, INC.
                           80 BROAD STREET, 5TH FLOOR
                            NEW YORK, NEW YORK 10004
                                 (212) 962-4400

                                  BOARD MEETING

The Board of the Company determined that it was in the best interest of the Company and its shareholders to withdraw its election to be regulated as a business development company ("BDC") under the Investment Company Act of 1940, as amended (the "1940 Act"). The holders of a majority of the voting power of the Company's outstanding common stock have voted to approve the recommendation of the Board. This information statement is being provided to shareholders to inform them of the circumstances surrounding and the reasons for the actions being taken.

                                  PROPOSAL 1:

        WITHDRAWAL OF THE COMPANY'S ELECTION TO BE TREATED AS A BUSINESS DEVELOPMENT COMPANY ("BDC") UNDER THE INVESTMENT COMPANY ACT OF 1940,
                          AS AMENDED (THE "1940 ACT").

On May 31, 2005, the Company filed a notification of election to be regulated as a BDC under the 1940 Act on Form N-54A. The Company elected BDC status intending to provide equity and debt investment capital to fund growth, acquisitions and recapitalizations of small market companies primarily located in the United States.

At the time it became a BDC, the Company determined that it was necessary to raise additional capital to carry out the Company's business plan. Accordingly, from the time the Company became a BDC to the present, the Company has conducted several offerings of shares of its common stock pursuant to Regulation E under the Securities Act of 1933, as amended (the "Securities Act"), and filed offering circulars and related notifications on Form 1-E with the Securities and Exchange Commission (the "SEC"). The staff of the SEC (the "SEC Staff") reviewed the Company's offering circulars and related notification on Form 1-E and issued comment letters. As a result, the Company understands that it may have been out of compliance with certain of the rules and regulations under the 1940 Act relating to BDCs. The SEC Staff also informed the Company that its Form 1-E filings failed to include all of the information required to be communicated to potential investors, including all of the financial statements required by Form 1-E and that the Company's financial reporting system was inadequate. The Company failed to file the custodial contract required by Rule 17f-1 under the Investment Company Act of 1940 (the "1940 Act). The Company failed to nominate a functioning Chief Compliance Officer ("CCO") mandated by Rule 38a-1 under the 1940 Act which requires the Company to adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws by the Company and the designation of a chief compliance officer to be responsible for administration of policies and procedures.

The Company has taken several steps to comply with SEC comments but deems that continuation as a BDC is too expensive in today's environment.

Moreover, given that the Company has not undertaken a detailed examination of its compliance with the 1940 Act, it is possible that the Company may not be in compliance with other provisions of the 1940 Act.

The Board of Directors, including the Directors who are not interested persons of the Company, reviewed the facts surrounding these compliance failures and their implications for the Company. Accordingly, after careful consideration of the 1940 Act requirements applicable to BDCs, an evaluation of the Company's ability to operate as a going concern in an investment company regulatory environment, the costs associated with complying with the 1940 Act, the

Company's past difficulty in complying with the 1940 Act and a thorough assessment of potential alternative business models, the Board has determined that continuation as a BDC is not in the best interest of the Company and its shareholders at the present time. A majority of the voting power of the Company's outstanding common stock has voted to approve the recommendation of the Board, that the Company file a Form N-54C and withdraw its election to be registered as a BDC. The Board will file a Form N-54C to effect the withdrawal at such time as the Board determines that it is in the best interest of the Company and its shareholders to do so. As of the date hereof, the Board believes that the Company meets the requirements for filing the notification to withdraw its election to be regulated as a BDC.

Subsequent to the filing of the Form N-54C with the SEC, the Company intends to pursue other business opportunities. The Company will at all times conduct its activities in such a way that it will not be deemed an "investment company" subject to regulation under the 1940 Act. Thus, it will not hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. In addition, the Company will conduct its business in such a manner as to ensure that it will not own or propose to acquire investment securities having a value exceeding 40 percent of the Company's total assets at any one time.

It is anticipated that the Company's current executive officer and directors will continue in such capacities following the Company's filing of the Form N-54C with the SEC.

To the extent that the Company violated certain rules and regulations under the 1940 Act or the Securities Act, such violations may cause the Company to incur certain liabilities. Importantly, the filing of a Form N-54C in order to withdraw the Company's election to be regulated as a BDC does not absolve the Company from liability with respect to any such violations. Such liabilities cannot be estimated by management as of this time. However, such liabilities, if incurred, could have a significant impact on the Company's ability to continue as a going concern.

                RISKS ASSOCIATED WITH THE WITHDRAWAL OF ELECTION
                            TO BE REGULATED AS A BDC

When the Company ceases to be a BDC, the shareholders will lose certain protections, including the following:

     o The Company will no longer be subject to the requirement that it maintain a ratio of assets to senior securities of at least 200%;

     o The Company will no longer be prohibited from protecting director or officer against any liability to the Company or Company's shareholders arising from willful malfeasance, bad faith, gross negligence, or reckless disregard of the duties involved the conduct of that person's office;

     o The Company will no longer be required to provide and maintain bond issued by a reputable fidelity insurance company to protect against larceny and embezzlement;

     o The Company will no longer be required to ensure that a majority the directors are persons who are not "interested persons," as term is defined in Section 2(a)(19) of the 1940 Act, and persons that would be prevented from acting in the capacity employee, officer or director of the Company if it were a BDC (as persons convicted of certain malfeasance) will be able to on the Company's board;

     o    The Company  will no longer be subject to  provisions  of the 1940 Act
          regulating   transactions   between   BDCs  and   certain   affiliates
          restricting the Company's ability to issue warrants and options;

     o The Company will no longer be prohibited from issuing its shares for services;

     o The Company will be able to change the nature of its business without having to obtain the approval of its shareholders;

     o The Company will no longer be subject to provisions of the 1940 Act prohibiting the issuance of securities at below net asset value book value; and

     o The Company will no longer be required to disclose its net value per share on the face of its financial statements.

     o The Company will no longer be subject to the other provisions protections set forth in Sections 55 through 64 of the 1940 Act and the rules and regulations promulgated thereunder.

However, the Board will still be subject to customary principles of fiduciary duty under the Maryland General Corporation Law with respect to the Company and its shareholders.

In addition, withdrawal of the Company's election to be treated as a BDC will not affect the Company's registration under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). Under the Exchange Act, the Company is required to file periodic reports on Form 10-K, Form 10-Q, Form 8-K, proxy statements and other reports required under the Exchange Act.

                EFFECT ON THE FINANCIAL STATEMENTS AND TAX STATUS

The withdrawal of the Company's election to be regulated as a BDC will result in a change in its method of accounting. BDC financial statement presentation and accounting uses the value method of accounting used by investment companies, which allows BDCs to value their investments at value as opposed to historical cost. In addition, entities in which the Company owns majority ownership stakes are not consolidated; rather, investments in those entities are reflected on the balance sheet as an investment in a majority-owned portfolio company at value. Currently the Company owns a minority equity investment in one company.

Operating companies use either the fair-value or historical-cost methods of accounting for financial statement presentation and accounting for securities held, depending on how the investment is classified and how long the company intends to hold the investment. In addition, operating companies consolidate the accounts of majority-owned entities.

The Company does not believe that withdrawing its election to be regulated as a BDC will have any impact on its federal income tax status, because the Company never elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code. Instead, the Company has always been subject to corporate level federal income tax on its income (without regard to any distributions it makes to its shareholders) as a "regular" corporation under Subchapter C of the Internal Revenue Code.

             INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except in their capacity as shareholders (which interest does not differ to that of other shareholders), none of the Company's officers, directors, or any of their respective affiliates has any interest in the withdrawal of the Company's election to be regulated as a BDC.

                                   PROPOSAL 2:

              REVERSE SPLIT OF COMMON STOCK ISSUED AND OUTSTANDING

A majority of shareholders have given written consent to approve a pro-rata reverse split of our common stock, by which up to each ten shares would become one share. Fractional shares will be rounded up to the next whole share. The effective date of the reverse split will be effective approximately sixty days following the date of the mailing and subject to FINRA approval. This is not a "going private" transaction, and no shareholders will be reduced to less than one share.

We believe the recent per share price of the common stock has had a negative effect on the marketability of the existing shares, the amount and percentage of transaction costs paid by individual stockholders, and impairs the potential ability of the Company to raise capital by issuing new shares due to the low price.

We believe that reverse split will be advantageous to us and to all shareholders, because it may provide the opportunity for higher share prices based upon fewer shares. It is also a factor that most brokerage houses do not permit or favor lower-priced stocks to be used as collateral for margin accounts. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower priced stocks economically unattractive. The brokerage commissions on the purchase or sale of lower priced stocks may also represent a higher percentage of the price than the brokerage commission on higher priced stocks.

Shareholders should note that, after the reverse split, the number of our authorized shares will remain unchanged, while the number of issued and outstanding shares of our company will be reduced by the factor of the reverse, i.e. up to one for ten shares. It is important to realize that the issuance of additional shares is in the discretion of the Board of Directors, in their best business judgment, and our shareholders will have no right to vote on future issuances of shares except in the event of a merger under Maryland law. This means that, effectively, our shareholders will have no ability or capacity to prevent dilution by the issuance of substantial amounts of additional shares for consideration that could be considerably less than what our existing shareholders paid for their shares. In many events, control of our company could effectively be changed by issuances of shares without shareholder approval.

As a general rule, potential investors who might consider making investments in our company will refuse to do so when the company has a large number of shares issued and outstanding with no equity. In other words, the "dilution" which new investors would suffer would discourage them from investing, as general rule of experience. A reduction in the total outstanding shares may, without any assurance, make our capitalization structure more attractive.

Once the reverse split has occurred, the Company may then be better structured to seek equity financing, because investors shy away from the very high dilution which would occur if an investment were made in the current structure. There is no assurance that the Company will have any success in seeking equity financing.

FUTURE DILUTIVE TRANSACTIONS

It is emphasized that management of the Company may effect transactions having a potentially adverse impact upon the Company's stockholders pursuant to the authority and discretion of the Company's management to complete share issuances without submitting any proposal to the stockholders for their consideration. Holders of the Company's securities should not anticipate that the Company necessarily will furnish such holders with any documentation concerning the proposed issuance prior to any share issuances. All determinations (except involving a merger where the number of shares of common stock of the Company issued will equal more than 20% of the issued and outstanding shares of common stock of the Company prior to the transaction) involving share issuances are in the discretion and business judgment of the Board of Directors in their exercise of fiduciary responsibility, but require a determination by the Board that the shares are being issued for fair and adequate consideration.

The issuance of additional shares in future transactions will allow the following types of actions or events to occur without the current stockholders being able to effectively prevent such actions or events:

     1. Dilution may occur due to the issuance of additional shares. The percentage ownership of the Company by the existing shareholders may be diluted from 100% after the reverse split, now to as little, as _____% upon completion of a future transaction.

     2. Control of the Company by stockholders may change due to new issuances.

     3. The election of the Board of Directors will be dominated by new large stockholders, effectively blocking current stockholders from electing directors.

     4. Business plans and operations may change.

     5. Mergers, acquisitions, or divestitures may occur which are approved by the holders of the newly issued shares.

In the future event that the Board continues to issue shares for capital, services, or acquisitions, the present management and stockholders of the Company most likely will not have control of a majority of the voting shares of the Company.

It is likely that the Company may acquire other compatible business opportunities through the issuance of common stock of the Company. Although the terms of any such transaction cannot be predicted, this could result in substantial additional dilution in the equity of those who were stockholders of the Company prior to such issuance. There is no assurance that any future issuance of shares will be approved at a price or value equal to or greater than the price which a prior stockholder has paid, or at a price greater than the then current market price. Typically, unregistered shares are issued at less than market price due to their illiquidity and restricted nature as a result of, among other things, the extended holding period and sales limitations which such shares are subject to.

       TABLE SHOWING EFFECT OF MAXIMUM REVERSE SPLIT OF UP TO TEN FOR ONE


    SHARES            SHARES                     SHARES           SHARES
  PRE-REVERSE      POST-REVERSE                PRE-REVERSE     POST-REVERSE
--------------- ----------------- -------- ------------------ -------------

10              1                          1,000              100

20              2                          2,000              200

30              3                          5,000              500

40              4                          10,000             1,000

50              5                          20,000             2,000

100             10                         30,000             3,000

200             20                         40,000             4,000

300             30                         50,000             5,000

400             40                         100,000            10,000

500             50

There is no assurance that any effect of the price of our stock will result, or that the market price for our common stock, immediately or shortly after the proposed changes, if approved, will rise, or that any rise which may occur will be sustained. Market conditions obey their own changes in investor attitudes and external conditions. We are proposing the steps we deem the best calculation to meet the market attractively, however we cannot control the markets reaction.

Dissenting shareholders have no appraisal rights under Maryland law if the concurrently proposed reverse split is completed, or pursuant to our constituent documents of incorporation or bylaws, in connection with the proposed reverse split.

Fractional Shares. Fractional shares will be rounded up to the next whole share.

The reverse stock split may leave certain stockholders with one or more "odd lots" of new common stock, i.e., stock in amounts of less than 10 shares. These odd lots may be more difficult to sell or require greater transaction cost per share to sell than shares in even multiples of 10. There are frequently situations where transaction costs for odd lots in penny stocks exceed the net proceeds realized from a sale of the odd lot, effectively rendering the odd lot valueless to the holder.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Although shareholders are not being asked to approve or disapprove or otherwise vote on any matter discussed in this information statement, the following generally describes voting rights of shareholders.

As of the record date, March ___, 2010, there are 6,547,391 shares of common stock outstanding. Each share represents one vote. There are currently no arrangements known to the Company, the operation of which may result in a change in control of the Company.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table indicates all persons who, as of March __, 2010, the record date, are known by us to own beneficially more than 5% of any class of our outstanding voting securities. As of March __, 2010, there were 6,547,391 shares of our common stock outstanding. Except as otherwise indicated below, to the best of our knowledge, each person named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name.

       NAME AND ADDRESS OF BENEFICIAL OWNER           TITLE OF CLASS          NUMBER OF SHARES               % TOTAL
                                                                             BENEFICIALLY OWNED
==================================================== ================== ============================= ======================
Gregory H. Laborde                                   Common Restricted                     2,957,250                  45.6%
(through GHL Group, Ltd.)
CEO, President, Director and Chairman
55 Corbin Avenue, Suite 34
Jersey City, NJ  07306

Theodore A. Greenberg                                Common Restricted                     1,100,000                  16.8%
Chief Investment Officer
CFO, Secretary and Director
80 Broad Street, 5th Floor
New York, NY  10004

Wulf Rehder                                          Common Restricted                       415,758                   6.3%
4636 Timber Lane
Occidental, CA 95465

                        SECURITY OWNERSHIP OF MANAGEMENT

The following table indicates the beneficial ownership of our voting securities of all Directors of the Company and all Executive Officers who are not Directors of the Company, and all officers and directors as a group, as of March __, 2010, the record date. As of March __, 2010, there were 6,547,391 shares of our common stock outstanding.

  NAME AND ADDRESS OF BENEFICIAL OWNER       TITLE OF        NUMBER OF SHARES          % TOTAL
                                               CLASS        BENEFICIALLY OWNED
========================================== ============== ======================= ==================
Gregory H. Laborde (a)                     Common                      2,957,250              45.6%
(through GHL Group, Ltd.)                  Restricted
CEO, President, Director and Chairman
55 Corbin Avenue, Suite 34
Jersey City, NJ 07306

Theodore A. Greenberg (a)                  Common                      1,100,000              16.8%
Chief Investment Officer                   Restricted
CFO, Secretary and Director
80 Broad Street, 5th Floor
New York, NY  10004

Pierce McNally (b)                         Options                       156,000               2.4%
Director
c/o Gray Plant Mooty
500 IDS Center
80 South 8th Street
Minneapolis, MN  55402

Conrad R. Huss (b)                         Options                       137,000               2.1%
Director
20 Rebel Run Drive
East Brunswick, NJ  08816

Ernest D. Chu (b)                          Options                       111,000               1.7%
Director
1234 S. Military Trail, #1812
Deerfield Beach, FL  33443
------------------------------------------ -------------- -----------------------

(a) An "interested person" of the Company, as such term is defined in Section 2(a)(19) of the 1940 Act.

(b) Not an  "interested  person"  of the  Company,  as such term is  defined  in
Section 2(a)(19) of the 1940 Act.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by regulation to furnish to the Company copies of all Section 16(s) forms they file.

The following persons failed to file forms on a timely basis during the past two fiscal years as required under Section 16(a) as follows:

None.


                              SHAREHOLDER PROPOSALS

As a general matter, the Company does not hold annual meetings of shareholders, and, therefore, the anticipated date of a meeting of shareholders cannot be provided. Any shareholder proposal that properly may be included in proxy solicitation materials for a meeting of shareholders must be received by the Company a reasonable time prior to the date voting instructions or proxy materials are mailed to shareholders.

                                MORE INFORMATION

THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K AND ITS MOST RECENT QUARTERLY REPORT ON FORM 10-Q TO A SHAREHOLDER, UPON REQUEST TO GREGORY H. LABORDE, 80 BROAD STREET, 5TH FLOOR, NEW YORK, NEW YORK 10004 OR BY CALLING 212-962-4400, BY FIRST CLASS MAIL, WITHIN THREE BUSINESS DAYS OF RECEIPT OF THE REQUEST.

                                    INQUIRIES

Shareholders   may  make   inquiries  by   contacting   Gregory  H.  Laborde  at
212-962-4400.